AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT

     THIS AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT (this "Amendment"), made this 31st day of March, 2016 (the "Amendment Effective Date"), by and among The Advisors' Inner Circle Fund III, a statutory trust formed under the laws of the State of Delaware (the "Trust"), SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the "Administrator"), and each investment advisor (each an "Investment Advisor") that executes a Series Schedule to this Agreement, substantially in the form attached hereto as Exhibit A (each a "Series Schedule"). Each Investment Advisor shall be a limited party to this Amendment solely in respect of its rights and obligations as specifically set forth in the Agreement and in respect of the Funds indicated in its applicable Series Schedule (as such term is defined herein). Each Series Schedule, as may be amended from time to time, shall be considered a part of this Amendment.

WHEREAS:

     1. The Trust and the Administrator entered into an Administration Agreement, dated as of February 12, 2014, (the "Agreement"), pursuant to which, among other things, the Administrator agreed to provide certain administration services to the Funds of the Trust; and

     2. The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1. DEFINED TERMS. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

     2. Schedule I (List of Services). Schedule I (List of Services) is hereby deleted in its entirety and replaced with the Schedule I (List of Services) as set forth on the Attachment #1 hereto.

     3. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

     4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

     5. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator the Funds and each of their respective permitted successors and assigns.

     6. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.



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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the Amendment Effective Date.

ADMINISTRATOR:                             TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES      THE ADVISORS' INNER CIRCLE FUND III


By:  /s/ John Alshefski                    By: /s/ Michael Beattie
     ------------------                        -------------------
Name: John Alshefski                       Name: Michael Beattie
Title: Senior Vice President               Title: President




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                                  ATTACHMENT 1

                                   SCHEDULE I

                                List of Services

1)   Maintain the Trust's accounting books and records;

2) Obtain Fund security valuations from appropriate sources consistent with the Trust's pricing and valuation policies, and calculate net asset value of each Fund and class;

3) Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

4) Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

5) Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the Investment Advisor, if requested;

6) Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

7) Provide standardized performance reporting data to the Trust and each Investment Advisor;

8) Provide performance, financial and expense information for registration statements and proxies;

9) Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

10) Update accounting system to reflect rate changes, as received from a Fund's Investment Advisor, sub-advisor or respective designee, on variable interest rate instruments;

11) Accrue expenses of each Fund according to instructions received from the Trust's treasurer or other authorized representative (including officers of the a Fund's Investment Advisor);

12) Determine the outstanding receivables and payables for all (1) security trades, (2) portfolio share transactions and (3) income and expense accounts in accordance with the budgets provided by the Trust or its Investment Advisor;

13) Prepare the Trust's financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-SAR, N-Q, N-CSR and 24f-2, provide Fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to Shareholders, and file Forms N-SAR, N-Q, N-CSR and 24f-2 and annual/semi-annual reports via EDGAR;

14) Monitor each Fund's compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company;

15) Prepare and file federal and state tax returns for the Trust other than those required to be prepared and filed by the Trust's transfer agent or custodian.

16)  Provide data for year-end 1099's and supplemental tax letters;

17) Provide such fund accounting and financial reports in connection with quarterly meetings of the board of trustees as the board of trustees may reasonably request;

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18)  Excluding proxy statements that arise due to adviser or sub-adviser changes in control, manage the Trust's proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, tracking Shareholder responses and tabulating voting results, and managing the proxy solicitation vendor if necessary;

19) Provide individuals to serve as ministerial officers of the Trust, as requested;

20)  Provide principal financial officer for purposes of Sarbanes-Oxley;

21) Coordinate with the Trust's counsel on filing of the Trust's registration statements and proxy statements, and coordinate printing and delivery of the Trust's prospectuses and proxy statements;

22) Provide consultation to the Trust on regulatory matters relating to the operation of the Trust as requested and coordinate with the Trust's legal counsel regarding such matters;

23) Assist legal counsel to the Trust in the development of policies and procedures relating to the operation of the Trust;

24) Act as liaison to legal counsel to the Trust and, where applicable, to legal counsel to the Trust's independent trustees;

25) Coordinate with Trust counsel in the preparation, review and execution of contracts between the Trust and third parties, such as the Trust's Investment Advisor, transfer agent, and custodian, and record-keepers or Shareholder service providers;

26) Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with the Trust's legal counsel in responding to any non-routine regulatory matters with respect to such matters;

27) Provide consulting with respect to the ongoing design, development and operation of the Trust, including new Funds or Share classes and/or load structures and financing, as well as changes to investment objectives and policies for existing Funds;

28) Coordinate as necessary the registration or qualification of Shares with appropriate state securities authorities;

29) Except with respect to special board meetings called at the request of an adviser, manage the preparation for and conducting of board of trustees meetings by (i) coordinating Trust's board of trustees' schedule and book production and distribution process, (ii) subject to review and approval by the Trust and its counsel, preparing meeting agendas, (iii) preparing the relevant sections of the board of trustees materials required to be prepared by the Administrator, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 plans for and as directed by the trustees or Trust counsel, (v) attending board of trustees meetings, and (vi) performing such other board of trustees meeting functions as shall be agreed by the parties in writing (in this regard, the Trust shall provide the Administrator with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the board of trustees);

30) Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to the Trust's independent public accountants in connection with the preparation of any audit or report requested by the Trust, including the provision of a conference room at the Administrator's location if necessary (in this regard, the Trust's independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business); and

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31)  On a T+2 post-trade basis and based on the information available to the
     Administrator, periodically monitor the Funds for compliance with applicable limitations as set forth in the Trust's or any Fund's then current Prospectus or Statement of Additional Information (this provision shall not relieve the Trust's Investment Advisor and sub-advisors, if any, of their primary day-to-day responsibility for assuring such compliance, including on a pre-trade basis).

32)  Additional Reports and Services.

     o Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports upon the request of the Trust or its Investment Advisor, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

     o Upon reasonable notice and as mutually agreed upon, the Administrator may provide such additional services with respect to a Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

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